Exhibit (a) (15)

            Description Of Tax Consequences To Employees In Australia


MATERIAL AUSTRALIAN INCOME TAX CONSEQUENCES

         The following is a general summary of the material Australian income tax consequences of the exchange of eligible options and the grant of the new options or replacement options, as the case may be, pursuant to this offer applicable to the Australian subsidiaries of Nortel Networks and to those eligible employees who are residents of Australia (excluding expatriates). This discussion is based on the applicable provisions of the Australian tax legislation in force on June 15, 2001, which are subject to change.

         Eligible employees who are residents of Australia who exchange eligible options for new options or replacement options, as the case may be, will recognize a disposition of their eligible options at the time of their cancellation. This cancellation is a capital gains tax event. The employee will be considered to have disposed of the eligible options for nil consideration. The tax implications of the disposition will depend on whether or not the employee elected to be taxed on the stock options at the time of grant:

          (a) In the case where the employee elected to be taxed at grant, the disposition will generate a capital loss (i.e. a loss equal to the amount of income recognized for tax purposes at the time of grant - probably 18.4% of the value of the underlying shares). This loss can be offset against capital gains realized in the year or in a subsequent year. If the employee can offset the capital loss against short-term capital gains, a full recovery of taxes paid at the time of grant will be realized. However, if the offset is against long term capital gains that are only 50% taxable, only one-half of the taxes will be recovered. Where both short-term and long-term capital gains are available for offset, the employee can choose the short-term over the long-term gains.

          (b) In the case where the employee did not elect to be taxed at grant, the disposition will have no tax impact.


         With respect to the new options or replacement options, as the case may be, employees can elect to be taxed at the time of grant. If an employee does not make this election, taxation automatically occurs at time of exercise. The tax implications under the two alternatives are as follows:

          (a)  Taxation at Time of Grant

               o The amount to be included in income at the time of grant is 18.4% of the exercise price.

               o    There is no further tax at the time of exercise.

               o If the shares are held past the exercise date, upon a subsequent sale of the shares, the employee will recognize a capital gain (or loss) in an amount equal to the difference between the proceeds from the sale of the shares and the employee's cost of the shares (this will be the total of the exercise price paid plus the amount included in income at the time of grant). If the shares are sold within 12 months of exercise, the full amount of the gain is included in income. If the shares are sold 12 months or more after exercise, the capital gain is reduced by 50%.

          (b)  Taxation at Time of Exercise

               o The amount to be included in income at the time of exercise depends on how long the shares are held after exercise:

                    (i) If the shares are sold within 30 days of exercise, the income from the exercise is calculated by deducting the exercise price from the proceeds of sale.

                    (ii) If the shares are sold 31 days or more after exercise, the income from the exercise is calculated by deducting the exercise price from the market value of the shares on the date of exercise (market value is the weighted average share price in the one-week period up to and including the date of exercise).

               o At the time of sale of the shares, the amount of capital gain to be included in income also depends on how long the shares are held after exercise:

                    (i) If the shares are sold between 31 days and 12 months of exercise, the capital gain is calculated by deducting the market value of the shares at exercise from the sale proceeds.

                    (ii) If the shares are sold 12 months or more from the date of exercise, the capital gain is calculated the same as in (i), except that only 50% of the amount is included in income.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.